Exhibit (j)(2)

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Shareholders and Board of Directors

GE Investments Funds, Inc.:

We consent to the use of our reports dated February 25, 2011, incorporated in this Registration Statement by reference, for the U.S. Equity Fund, S&P 500 Index Fund, Premier Growth Equity Fund, Core Value Equity Fund, Mid-Cap Equity Fund, Small-Cap Equity Fund, International Equity Fund, Income Fund, Total Return Fund, Money Market Fund, and Real Estate Securities Fund, each a series of GE Investments Funds, Inc., and to the references to our firm under the captions “Financial Highlights” in the prospectus and “Independent Registered Public Accountants” in the Statement of Additional Information.

/s/ KPMG LLP

Boston, Massachusetts
April 28, 2011